Filed with the U.S. Securities and Exchange Commission on May 8, 2025

1933 Act Registration File No. 333-17391
1940 Act File No. 811-07959

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM N-1A

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933		[	X	]
Pre-Effective Amendment No.		[		]
Post-Effective Amendment No.	1173	[	X	]
and

REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940		[	X	]
Amendment No.	1175	[	X	]

(Check appropriate box or boxes.)

ADVISORS SERIES TRUST
(Exact Name of Registrant as Specified in Charter)

615 East Michigan Street
Milwaukee, Wisconsin 53202
(Address of Principal Executive Offices) (Zip Code)
(Registrant’s Telephone Number, Including Area Code) (626) 914-7363

Jeffrey T. Rauman, President and Chief Executive Officer
Advisors Series Trust
c/o U.S. Bank Global Fund Services
777 East Wisconsin Avenue
Milwaukee, Wisconsin 53202
(Name and Address of Agent for Service)
Copies to:

Rachael L. Schwartz, Esq.
Sullivan & Worcester LLP
1251 Avenue of the Americas, 19th Floor
New York, New York 10020

It is proposed that this filing will become effective immediately upon filing pursuant to Rule 462(d).
EXPLANATORY NOTE
This post-effective amendment is being filed solely for the purpose of including Cohen & Company, Ltd.’s (“Cohen”) Consent of Independent Registered Public Accounting Firm relating to the special purpose schedules of investments and related notes of the separately managed account advised by Scharf Investments, LLC (the “Consent”). The Consent refers Cohen’s report dated May 7, 2025, relating to the special purpose schedules of investments as of January 31, 2025, to be acquired by Scharf ETF and Scharf Global Opportunity ETF, and to the reference to the firm under the heading “Financial Statements” in the Statement of Additional Information filed on May 8, 2025 pursuant to Rule 497(a).

PART C
Scharf Funds

OTHER INFORMATION

Item 28. Exhibits

(a)
Amended and Restated Agreement and Declaration of Trust dated October 18, 2018, was previously filed with Post-Effective Amendment No. 866 to the Trust’s Registration Statement on Form N-1A on January 23, 2019, and is incorporated herein by reference.

(b)
Amended and Restated By-Laws dated March 23, 2023, were previously filed with Post-Effective Amendment No. 1125 to the Trust’s Registration Statement on Form N-1A on March 31, 2023, and are incorporated herein by reference.

(c)	Instruments Defining Rights of Security Holders are incorporated by reference into the Trust’s Amended and Restated Agreement and Declaration of Trust and Amended and Restated By-Laws.

(d)	Investment Advisory Agreements
(i)
Investment Advisory Agreement dated July 1, 2015, was previously filed with Post-Effective Amendment No. 682 to the Registration Statement on Form N-1A on December 23, 2015, and is incorporated herein by reference.

		(A)	Amendment to the Investment Advisory Agreement dated April 1, 2020 was previously filed with Post-Effective Amendment No. 1003 to the Registration Statement on Form N-1A on January 28, 2021.
(B)
Second Amendment to the Investment Advisory Agreement dated December 21, 2022 was previously filed with Post-Effective Amendment No. 1112 to the Registration Statement on Form N‑1A on December 30, 2022, and is incorporated herein by reference.

	(ii)	Investment Advisory Agreement between the Trust and Scharf Investments, LLC — to be filed by amendment.
	(iii)	Investment Sub-Advisory Agreement between between Scharf Investments, LLC, the Trust, and Tidal Investments LLC — to be filed by amendment.

(e)	Distribution Agreements
(i)
Distribution Agreement dated January 1, 2024 was previously filed with Post-Effective Amendment No. 1135 to the Registration Statement on Form N-1A on January 24, 2024, and is incorporated herein by reference.

	(ii)	Distribution Agreement (Scharf Guardian Kat ETF and Scharf Guardian Kat Global ETF) — to be filed by amendment.
(iii)
Form of Authorized Participant Agreement for Quasar Distributors, LLC was previously filed with Post-Effective Amendment No. 1064 to the Trust’s Registration Statement on Form N-1A on December 23, 2021, and is incorporated herein by reference.

(f)	Bonus or Profit Sharing Contracts - not applicable.

(g)
Amended and Restated Custody Agreement (Scharf Fund and Scharf Multi-Asset Opportunity Fund) dated December 6, 2012, was previously filed with Post-Effective Amendment No. 474 to the Trust’s Registration Statement on Form N-1A on January 23, 2013, and is incorporated herein by reference.

(i)
Amendment (Scharf Global Opportunity Fund) dated June 20, 2014, to the Amended and Restated Custody Agreement was previously filed with Post-Effective Amendment No. 615 to the Registration Statement on Form N-1A on October 8, 2014, and is incorporated herein by reference.

(ii)
Amendment (Scharf Alpha Opportunity Fund) dated December 3, 2015, to the Amended and Restated Custody Agreement, was previously filed with Post-Effective Amendment No. 682 to the Registration Statement on Form N-1A on December 23, 2015, and is incorporated herein by reference.

(iii)
Amendment dated December 1, 2017, to the Amended and Restated Custody Agreement, was previously filed with Post-Effective Amendment No. 810 to the Registration Statement on Form N-1A on January 26, 2018, and is incorporated herein by reference.

(iv)
Amendment dated February 5, 2018 to the Amended and Restated Custody Agreement, was previously filed with Post-Effective Amendment No. 867 to the Registration Statement on Form N-1A on January 24, 2019, and is incorporated herein by reference.

(v)	Amendment dated [ ] to the Second Amended and Restated Custody Agreement (Scharf Guardian Kat ETF and Scharf Guardian Kat Global ETF) — to be filed by amendment.

(h)	Other Material Contracts

(i)
Fund Administration Servicing Agreement dated June 8, 2006, was previously filed with Post-Effective Amendment No. 222 to the Trust’s Registration Statement on Form N-1A on June 28, 2006, and is incorporated herein by reference.

(A)
Amendment (Scharf Fund) dated December 8, 2011, to the Fund Administration Servicing Agreement was previously filed with Post-Effective Amendment No. 394 to the Registration Statement on Form N‑1A on December 23, 2011, and is incorporated herein by reference.

(B)
Amendment (Scharf Multi-Asset Opportunity Fund) dated December 6, 2012, to the Fund Administration Servicing Agreement was previously filed with Post-Effective Amendment No. 468 to the Registration Statement on Form N-1A on December 26, 2012, and is incorporated herein by reference.

(C)
Amendment (Scharf Global Opportunity Fund) dated June 20, 2014, to the Fund Administration Servicing Agreement was previously filed with Post-Effective Amendment No. 615 to the Registration Statement on Form N-1A on October 8, 2014, and is incorporated herein by reference.

(D)
Amendment (Scharf Alpha Opportunity Fund) dated December 3, 2015, to the Fund Administration Servicing Agreement, was previously filed with Post-Effective Amendment No. 682 to the Registration Statement on Form N-1A on December 23, 2015, and is incorporated herein by reference.

(E)
Amendment dated December 1, 2017 to the Fund Administration Servicing Agreement, was previously filed with Post-Effective Amendment No. 810 to the Registration Statement on Form N-1A on January 26, 2018, and is incorporated herein by reference.

(F)
Amendment dated February 5, 2018 to the Fund Administration Servicing Agreement, was previously filed with Post-Effective Amendment No. 867 to the Registration Statement on Form N-1A on January 24, 2019, and is incorporated herein by reference.

(G)
Addendum dated December 20, 2024 to the Fund Administration Servicing Agreement dated June 8, 2006 was previously filed with Post-Effective Amendment No. 1156 to the Registration Statement on Form N-1A on January 23, 2025, and is incorporated herein by reference.

(ii)
Transfer Agent Servicing Agreement dated June 8, 2006, was previously filed with Post-Effective Amendment No. 222 to the Trust’s Registration Statement on Form N‑1A on June 28, 2006, and is incorporated herein by reference.

(A)
Addendum dated March 26, 2009, to the Transfer Agent Servicing Agreement was previously filed with Post-Effective Amendment No. 282 to the Trust’s Registration Statement on Form N-1A on April 21, 2009, and is incorporated herein by reference.

(B)
Amendment (Scharf Fund) dated December 8, 2011, to the Transfer Agent Servicing Agreement was previously filed with Post-Effective Amendment No. 394 to the Registration Statement on Form N‑1A on December 23, 2011, and is incorporated herein by reference.

(C)
Amendment (Scharf Multi-Asset Opportunity Fund) dated December 6, 2012, to the Transfer Agent Servicing Agreement was previously filed with Post-Effective Amendment No. 468 to the Registration Statement on Form N-1A on December 26, 2012, and is incorporated herein by reference.

(D)
Amendment (Scharf Global Opportunity Fund) dated June 20, 2014, to the Transfer Agent Servicing Agreement was previously filed with Post-Effective Amendment No. 615 to the Registration Statement on Form N-1A on October 8, 2014, and is incorporated herein by reference.

(E)
Amendment (Scharf Alpha Opportunity Fund) dated December 3, 2015, to the Transfer Agent Servicing Agreement, was previously filed with Post-Effective Amendment No. 682 to the Registration Statement on Form N-1A on December 23, 2015, and is incorporated herein by reference.

(iii)
Fund Accounting Servicing Agreement dated June 8, 2006, was previously filed with Post-Effective Amendment No. 222 to the Trust’s Registration Statement on Form N‑1A on June 28, 2006, and is incorporated herein by reference.

(A)
Amendment (Scharf Fund) dated December 8, 2011, to the Fund Accounting Servicing Agreement was previously filed with Post-Effective Amendment No. 394 to the Registration Statement on Form N‑1A on December 23, 2011, and is incorporated herein by reference.

(B)
Amendment (Scharf Multi-Asset Opportunity Fund) dated December 6, 2012, to the Fund Accounting Servicing Agreement was previously filed with Post-Effective Amendment No. 468 to the Registration Statement on Form N-1A on December 26, 2012, and is incorporated herein by reference.

(C)
Amendment (Scharf Global Opportunity Fund) dated June 20, 2014, to the Fund Accounting Servicing Agreement was previously filed with Post-Effective Amendment No. 615 to the Registration Statement on Form N-1A on October 8, 2014, and is incorporated herein by reference.

(D)
Amendment (Scharf Alpha Opportunity Fund) dated December 3, 2015, to the Fund Accounting Servicing Agreement, was previously filed with Post-Effective Amendment No. 682 to the Registration Statement on Form N-1A on December 23, 2015, and is incorporated herein by reference.

(E)
Amendment dated December 1, 2017, to the Fund Accounting Servicing Agreement, was previously filed with Post-Effective Amendment No. 810 to the Registration Statement on Form N-1A on January 26, 2018, and is incorporated herein by reference.

(F)
Amendment dated February 5, 2018 to the Fund Accounting Servicing Agreement, was previously filed with Post-Effective Amendment No. 867 to the Registration Statement on Form N-1A on January 24, 2019, and is incorporated herein by reference.

(iv)	Amendment to the Fund Services Agreement dated [ ] to the Fund Servicing Agreement Agreement (Scharf Guardian Kat ETF and Scharf Guardian Kat Global ETF) — to be filed by amendment.

(iv)
Amended and Restated Operating Expenses Limitation Agreement dated December 21, 2022 was previously filed with Post-Effective Amendment No. 1112 to the Registration Statement on Form N‑1A on December 30, 2022, and is incorporated herein by reference.

(v)
Power of Attorney (Rackey, Mertens, Redwine, Kritzmire and Wainscott) previously filed with Post-Effective Amendment 1151 to the Registration Statement on Form N-1A on August 28, 2024, and is incorporated herein by reference.

(ix)
Shareholder Servicing Plan (Scharf Fund) dated December 8, 2011, was previously filed with Post-Effective Amendment No. 394 to the Registration Statement on Form N‑1A on December 23, 2011, and is incorporated herein by reference.

(A)
Amended Schedule A (Scharf Fund) dated October 16, 2014, to the Shareholder Servicing Plan was previously filed with Post-Effective Amendment No. 635 to the Registration Statement on Form N-1A on January 27, 2015, and is incorporated herein by reference.

(x)
Shareholder Servicing Plan (Scharf Global Opportunity Fund) dated June 20, 2014, was previously filed with Post-Effective Amendment No. 615 to the Registration Statement on Form N-1A on October 8, 2014, and is incorporated herein by reference.

(A)
Amended Schedule A (Scharf Multi-Asset Opportunity Fund) to the Shareholder Servicing Plan dated January 21, 2016, was previously filed with Post-Effective Amendment No. 687 to the Registration Statement on Form N-1A on January 21, 2016, and is incorporated herein by reference.

(i)	Legal Opinions

(i)
Opinion of Counsel (Scharf Fund) dated December 23, 2011, was previously filed with Post-Effective Amendment No. 394 to the Registration Statement on Form N‑1A on December 23, 2011, and is incorporated herein by reference.

(ii)
Opinion of Counsel (Scharf Multi-Asset Opportunity Fund) dated December 21, 2012, was previously filed with Post-Effective Amendment No. 468 to the Registration Statement on Form N-1A on December 26, 2012, and is incorporated herein by reference.

(iii)
Opinion of Counsel (Scharf Global Opportunity Fund) dated October 8, 2014, was previously filed with Post-Effective Amendment No. 615 to the Registration Statement on Form N-1A on October 8, 2014, and is incorporated herein by reference.

(iv)	Opinion of Counsel (Scharf Guardian Kat ETF and Scharf Guardian Kat Global ETF) — to be filed by amendment.

(j)	Other Opinions.

(i)
Consent of Independent Registered Public Accounting Firm was previously filed with Post-Effective Amendment No. 1159 to the Registration Statement on Form N-1A on January 28, 2025, and is incorporated herein by reference.

(ii)
Consent of Adviser Compliance Associates, LLC was previously filed with Post-Effective Amendment No. 1160 to the Registration Statement on Form N-1A on January 31, 2025, and is incorporated herein by reference.

(iii)	Consent of Independent Registered Public Accounting Firm for the Scharf Guardian Kat ETF and Scharf Guardian Kat Global ETF — not applicable.
(iv)
Consent of Independent Registered Public Accounting Firm relating to the special purpose schedules of investments and related notes of the separately managed account advised by Scharf Investments, LLC (dated May 7, 2025) – Filed herewith.

(k)	Omitted Financial Statements - not applicable.

(l)
Subscription Agreements dated February 25, 1997, were previously filed with Pre-Effective Amendment No. 2 to the Trust’s Registration Statement on Form N-1A on February 28, 1997, and are incorporated herein by reference.

(m)	Rule 12b-1 Plans
(i)
Rule 12b-1 Plan (Scharf Global Opportunity Fund), was previously filed with Post-Effective Amendment No. 615 to the Registration Statement on Form N-1A on October 8, 2014, and is incorporated herein by reference.

(A)
Amended Schedule B (Scharf Fund) dated October 16, 2014, to the Distribution and Service (Rule 12b-1) Plan was previously filed with Post-Effective Amendment No. 635 to the Registration Statement on Form N-1A on January 27, 2015, and is incorporated herein by reference.

(B)
Amended Schedule B (Scharf Alpha Opportunity Fund) dated December 3, 2015, to the Distribution and Service (Rule 12b-1) Plan, was previously filed with Post-Effective Amendment No. 682 to the Registration Statement on Form N-1A on December 23, 2015, and is incorporated herein by reference.

(C)
Amended Schedule B (Scharf Multi-Asset Opportunity Fund) dated January 21, 2016 to the Distribution and Service (Rule 12b-1) Plan, was previously filed with Post-Effective Amendment No. 687 to the Registration Statement on Form N-1A on January 21, 2016, and is incorporated herein by reference.

	(ii)	Rule 12b-1 Plan (Scharf Guardian Kat ETF and Scharf Guardian Kat Global ETF) — to be filed by amendment.

(n)
Amended and Restated Rule 18f-3 Plan dated January 28, 2018, was previously filed with Post-Effective Amendment No. 810 to the Registration Statement on Form N-1A on January 26, 2018, and is incorporated herein by reference.

(o)	Reserved.

(p)	Codes of Ethics.

(i)
Code of Ethics applicable to the Registrant dated October, 2022 was previously filed with Post-Effective Amendment No. 1104 to the Trust’s Registration Statement on Form N-1A on October 27, 2022, and is incorporated herein by reference.

(ii)
Code of Ethics for Adviser dated January 2017, was previously filed with Post-Effective Amendment No. 810 to the Registration Statement on Form N-1A on January 26, 2018, and is incorporated herein by reference.

(iii)	Code of Ethics for Tidal Investments LLC — to be filed by amendment.
(iv)	Code of Ethics for Access Persons of Quasar Distributors, LLC — not applicable per Rule 17j-1(c)(3).

Item 29. Persons Controlled by or Under Common Control with Registrant.

    No person is directly or indirectly controlled by or under common control with the Registrant.

Item 30. Indemnification.

    Reference is made to Article VII of the Registrant’s Agreement and Declaration of Trust, Article VI of Registrant’s Amended and Restated By-Laws and Paragraph 7 of the Distribution Agreement.

    Pursuant to Rule 484 under the Securities Act of 1933, as amended (the “Securities Act”), the Registrant furnishes the following undertaking: “Insofar as indemnification for liability arising under the Securities Act may be permitted to trustees, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the U.S. Securities and Exchange Commission (“SEC”) such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a trustee, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such trustee, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.”

Item 31. Business and Other Connections of the Investment Adviser.

This Item incorporates by reference each investment adviser’s Uniform Application for Investment Adviser Registration (“Form ADV”) on file with the SEC, as listed below. Each Form ADV may be obtained, free of charge, at the SEC’s website at www.adviserinfo.sec.gov.

Investment Adviser	SEC File No.
Scharf Investments, LLC	801-18799
Tidal Investments LLC	801-76857

Item 32. Principal Underwriter.

(a)    Quasar Distributors, LLC (the “Distributor”) serves as principal underwriter for the following investment companies registered under the Investment Company Act of 1940, as amended:

1.Abacus FCF ETF Trust
2.Advisor Managed Portfolios
3.Antares Private Credit Fund
4.Capital Advisors Growth Fund, Series of Advisors Series Trust
5.Chase Growth Fund, Series of Advisors Series Trust
6.Davidson Multi Cap Equity Fund, Series of Advisors Series Trust
7.Edgar Lomax Value Fund, Series of Advisors Series Trust
8.First Sentier American Listed Infrastructure Fund, Series of Advisors Series Trust
9.First Sentier Global Listed Infrastructure Fund, Series of Advisors Series Trust
10.Huber Large Cap Value Fund, Series of Advisors Series Trust
11.Huber Mid Cap Value Fund, Series of Advisors Series Trust
12.Huber Select Large Cap Value Fund, Series of Advisors Series Trust
13.Huber Small Cap Value Fund, Series of Advisors Series Trust
14.Logan Capital Broad Innovative Growth ETF, Series of Advisors Series Trust
15.Medalist Partners MBS Total Return Fund, Series of Advisors Series Trust
16.Medalist Partners Short Duration Fund, Series of Advisors Series Trust
17.O'Shaughnessy Market Leaders Value Fund, Series of Advisors Series Trust
18.PIA BBB Bond Fund, Series of Advisors Series Trust
19.PIA High Yield (MACS) Fund, Series of Advisors Series Trust
20.PIA High Yield Fund, Series of Advisors Series Trust
21.PIA MBS Bond Fund, Series of Advisors Series Trust
22.PIA Short-Term Securities Fund, Series of Advisors Series Trust
23.Poplar Forest Cornerstone Fund, Series of Advisors Series Trust
24.Poplar Forest Partners Fund, Series of Advisors Series Trust
25.Pzena Emerging Markets Value Fund, Series of Advisors Series Trust
26.Pzena International Small Cap Value Fund, Series of Advisors Series Trust
27.Pzena International Value Fund, Series of Advisors Series Trust
28.Pzena Mid Cap Value Fund, Series of Advisors Series Trust
29.Pzena Small Cap Value Fund, Series of Advisors Series Trust
30.Reverb ETF, Series of Advisors Series Trust
31.Scharf Fund, Series of Advisors Series Trust
32.Scharf Global Opportunity Fund, Series of Advisors Series Trust
33.Scharf Multi-Asset Opportunity Fund, Series of Advisors Series Trust
34.Shenkman Capital Floating Rate High Income Fund, Series of Advisors Series Trust
35.Shenkman Capital Short Duration High Income Fund, Series of Advisors Series Trust

36.VegTech Plant-based Innovation & Climate ETF, Series of Advisors Series Trust
37.The Aegis Funds
38.Allied Asset Advisors Funds
39.Angel Oak Funds Trust
40.Angel Oak Strategic Credit Fund
41.Brookfield Infrastructure Income Fund Inc.
42.Brookfield Investment Funds
43.Buffalo Funds
44.DoubleLine Funds Trust
45.EA Series Trust (f/k/a Alpha Architect ETF Trust)
46.Ecofin Tax-Advantaged Social Impact Fund, Inc.
47.AAM Bahl & Gaynor Small/Mid Cap Income Growth ETF, Series of ETF Series Solutions
48.AAM Brentview Dividend Growth ETF, Series of ETF Series Solutions
49.AAM Low Duration Preferred and Income Securities ETF, Series of ETF Series Solutions
50.AAM S&P 500 High Dividend Value ETF, Series of ETF Series Solutions
51.AAM Sawgrass U.S. Large Cap Quality Growth ETF, Series of ETF Series Solutions
52.AAM Sawgrass U.S. Small Cap Quality Growth ETF, Series of ETF Series Solutions
53.AAM SLC Low Duration Income ETF, Series of ETF Series Solutions
54.AAM Transformers ETF, Series of ETF Series Solutions
55.Acquirers Deep Value ETF, Series of ETF Series Solutions
56.Aptus Collared Investment Opportunity ETF, Series of ETF Series Solutions
57.Aptus Defined Risk ETF, Series of ETF Series Solutions
58.Aptus Drawdown Managed Equity ETF, Series of ETF Series Solutions
59.Aptus Enhanced Yield ETF, Series of ETF Series Solutions
60.Aptus International Enhanced Yield ETF, Series of ETF Series Solutions
61.Aptus Large Cap Enhanced Yield ETF, Series of ETF Series Solutions
62.Aptus Large Cap Upside ETF, Series of ETF Series Solutions
63.Bahl & Gaynor Dividend ETF, Series of ETF Series Solutions
64.Bahl & Gaynor Income Growth ETF, Series of ETF Series Solutions
65.Bahl & Gaynor Small Cap Dividend ETF, Series of ETF Series Solutions
66.BTD Capital Fund, Series of ETF Series Solutions
67.Carbon Strategy ETF, Series of ETF Series Solutions
68.ClearShares OCIO ETF, Series of ETF Series Solutions
69.ClearShares Piton Intermediate Fixed Income Fund, Series of ETF Series Solutions
70.ClearShares Ultra-Short Maturity ETF, Series of ETF Series Solutions
71.Distillate International Fundamental Stability & Value ETF, Series of ETF Series Solutions
72.Distillate Small/Mid Cash Flow ETF, Series of ETF Series Solutions
73.Distillate U.S. Fundamental Stability & Value ETF, Series of ETF Series Solutions
74.ETFB Green SRI REITs ETF, Series of ETF Series Solutions
75.Hoya Capital High Dividend Yield ETF, Series of ETF Series Solutions
76.Hoya Capital Housing ETF, Series of ETF Series Solutions
77.LHA Market State Tactical Beta ETF, Series of ETF Series Solutions
78.LHA Market State Tactical Q ETF, Series of ETF Series Solutions
79.LHA Risk-Managed Income ETF, Series of ETF Series Solutions
80.McElhenny Sheffield Managed Risk ETF, Series of ETF Series Solutions
81.NETLease Corporate Real Estate ETF, Series of ETF Series Solutions
82.Opus Small Cap Value ETF, Series of ETF Series Solutions
83.Range Cancer Therapeutics ETF, Series of ETF Series Solutions
84.The Acquirers Fund, Series of ETF Series Solutions
85.The Brinsmere Fund - Conservative ETF, Series of ETF Series Solutions
86.The Brinsmere Fund - Growth ETF, Series of ETF Series Solutions
87.U.S. Global GO GOLD and Precious Metal Miners ETF, Series of ETF Series Solutions
88.U.S. Global JETS ETF, Series of ETF Series Solutions

89.U.S. Global Sea to Sky Cargo ETF, Series of ETF Series Solutions
90.U.S. Global Technology and Aerospace & Defense ETF, Series of ETF Series Solutions
91.US Vegan Climate ETF, Series of ETF Series Solutions
92.Vest 10 Year Interest Rate Hedge ETF, Series of ETF Series Solutions
93.Vest 2 Year Interest Rate Hedge ETF, Series of ETF Series Solutions
94.First American Funds Trust
95.FundX Investment Trust
96.The Glenmede Fund, Inc.
97.The GoodHaven Funds Trust
98.Harding, Loevner Funds, Inc.
99. Hennessy Funds Trust
100.Horizon Funds
101.Hotchkis & Wiley Funds
102.Intrepid Capital Management Funds Trust
103.Jacob Funds Inc.
104.The Jensen Quality Growth Fund Inc.
105.Kirr, Marbach Partners Funds, Inc.
106.Core Alternative ETF, Series of Listed Funds Trust
107.Wahed Dow Jones Islamic World ETF, Series of Listed Funds Trust
108.Wahed FTSE USA Shariah ETF, Series of Listed Funds Trust
109.LKCM Funds
110.LoCorr Investment Trust
111.MainGate Trust
112.ATAC Rotation Fund, Series of Managed Portfolio Series
113.Coho Relative Value Equity Fund, Series of Managed Portfolio Series
114.Coho Relative Value ESG Fund, Series of Managed Portfolio Series
115.Cove Street Capital Small Cap Value Fund, Series of Managed Portfolio Series
116.Tortoise Global Water ESG Fund, Series of Managed Portfolio Series
117.Jackson Square Large-Cap Growth Fund, Series of Managed Portfolio Series
118.Jackson Square SMID-Cap Growth Fund, Series of Managed Portfolio Series
119.Kensington Active Advantage Fund, Series of Managed Portfolio Series
120.Kensington Defender Fund, Series of Managed Portfolio Series
121.Kensington Dynamic Growth Fund, Series of Managed Portfolio Series
122.Kensington Hedged Premium Income ETF, Series of Managed Portfolio Series
123.Kensington Managed Income Fund, Series of Managed Portfolio Series
124.LK Balanced Fund, Series of Managed Portfolio Series
125.Leuthold Core ETF, Series of Managed Portfolio Series
126.Leuthold Core Investment Fund, Series of Managed Portfolio Series
127.Leuthold Global Fund, Series of Managed Portfolio Series
128.Leuthold Grizzly Short Fund, Series of Managed Portfolio Series
129.Leuthold Select Industries ETF, Series of Managed Portfolio Series
130.Muhlenkamp Fund, Series of Managed Portfolio Series
131.Nuance Concentrated Value Fund, Series of Managed Portfolio Series
132.Nuance Mid Cap Value Fund, Series of Managed Portfolio Series
133.Olstein All Cap Value Fund, Series of Managed Portfolio Series
134.Olstein Strategic Opportunities Fund, Series of Managed Portfolio Series
135.Port Street Quality Growth Fund, Series of Managed Portfolio Series
136.Principal Street High Income Municipal Fund, Series of Managed Portfolio Series
137.Principal Street Short Term Municipal Fund, Series of Managed Portfolio Series
138.Reinhart Genesis PMV Fund, Series of Managed Portfolio Series
139.Reinhart International PMV Fund, Series of Managed Portfolio Series
140.Reinhart Mid Cap PMV Fund, Series of Managed Portfolio Series
141.Tortoise Energy Infrastructure and Income Fund, Series of Managed Portfolio Series

142.Tortoise Energy Infrastructure Total Return Fund, Series of Managed Portfolio Series
143.Tortoise North American Pipeline Fund, Series of Managed Portfolio Series
144.Tremblant Global ETF, Series of Managed Portfolio Series
145.Greenspring Income Opportunities Fund, Series of Manager Directed Portfolios
146.Hood River International Opportunity Fund, Series of Manager Directed Portfolios
147.Hood River New Opportunities Fund, Series of Manager Directed Portfolios
148.Hood River Small-Cap Growth Fund, Series of Manager Directed Portfolios
149.SanJac Alpha Core Plus Bond ETF, Series of Manager Directed Portfolios
150.SanJac Alpha Low Duration ETF, Series of Manager Directed Portfolios
151.SWP Growth & Income ETF, Series of Manager Directed Portfolios
152.Vert Global Sustainable Real Estate ETF, Series of Manager Directed Portfolios
153.Mason Capital Fund Trust
154.Matrix Advisors Funds Trust
155.Monetta Trust
156.Nicholas Equity Income Fund, Inc.
157.Nicholas Fund, Inc.
158.Nicholas II, Inc.
159.Nicholas Limited Edition, Inc.
160.Oaktree Diversified Income Fund Inc.
161.Permanent Portfolio Family of Funds
162.Perritt Funds, Inc.
163.Procure ETF Trust II
164.Professionally Managed Portfolios
165.Prospector Funds, Inc.
166.Provident Mutual Funds, Inc.
167.Abbey Capital Futures Strategy Fund, Series of The RBB Fund, Inc.
168.Abbey Capital Multi-Asset Fund, Series of The RBB Fund, Inc.
169.Adara Smaller Companies Fund, Series of The RBB Fund, Inc.
170.Aquarius International Fund, Series of The RBB Fund, Inc.
171.Boston Partners All Cap Value Fund, Series of The RBB Fund, Inc.
172.Boston Partners Emerging Markets Dynamic Equity Fund, Series of The RBB Fund, Inc.
173.Boston Partners Global Equity Fund, Series of The RBB Fund, Inc.
174.Boston Partners Global Sustainability Fund, Series of The RBB Fund, Inc.
175.Boston Partners Long/Short Equity Fund, Series of The RBB Fund, Inc.
176.Boston Partners Long/Short Research Fund, Series of The RBB Fund, Inc.
177.Boston Partners Small Cap Value Fund II, Series of The RBB Fund, Inc.
178.Campbell Systematic Macro Fund, Series of The RBB Fund, Inc.
179.F/m 10-Year Investment Grade Corporate Bond ETF, Series of The RBB Fund, Inc.
180.F/m 2-Year Investment Grade Corporate Bond ETF, Series of The RBB Fund, Inc.
181.F/m 3-Year Investment Grade Corporate Bond ETF, Series of The RBB Fund, Inc.
182.F/m Emerald Life Sciences Innovation ETF, Series of The RBB Fund, Inc.
183.F/m Investments Large Cap Focused Fund Series of The RBB Fund, Inc.
184.F/m Opportunistic Income ETF, Series of The RBB Fund, Inc.
185.F/m Ultrashort Treasury Inflation-Protected Security (TIPS) ETF Series of The RBB Fund, Inc.
186.Motley Fool 100 Index ETF, Series of The RBB Fund, Inc.
187.Motley Fool Capital Efficiency 100 Index ETF, Series of The RBB Fund, Inc.
188.Motley Fool Global Opportunities ETF, Series of The RBB Fund, Inc.
189.Motley Fool Mid-Cap Growth ETF, Series of The RBB Fund, Inc.
190.Motley Fool Next Index ETF, Series of The RBB Fund, Inc.
191.Motley Fool Small-Cap Growth ETF, Series of The RBB Fund, Inc.
192.Optima Strategic Credit Fund, Series of The RBB Fund, Inc.
193.SGI Dynamic Tactical ETF, Series of The RBB Fund, Inc.
194.SGI Enhanced Core ETF, Series of The RBB Fund, Inc.

195.SGI Enhanced Global Income ETF, Series of The RBB Fund, Inc.
196.SGI Global Equity Fund, Series of The RBB Fund, Inc.
197.SGI Peak Growth Fund, Series of The RBB Fund, Inc.
198.SGI Prudent Growth Fund, Series of The RBB Fund, Inc.
199.SGI Small Cap Core Fund, Series of The RBB Fund, Inc.
200.SGI U.S. Large Cap Core ETF, Series of The RBB Fund, Inc.
201.SGI U.S. Large Cap Equity Fund, Series of The RBB Fund, Inc.
202.SGI U.S. Small Cap Equity Fund, Series of The RBB Fund, Inc.
203.US Treasury 10 Year Note ETF, Series of The RBB Fund, Inc.
204.US Treasury 12 Month Bill ETF, Series of The RBB Fund, Inc.
205.US Treasury 2 Year Note ETF, Series of The RBB Fund, Inc.
206.US Treasury 20 Year Bond ETF, Series of The RBB Fund, Inc.
207.US Treasury 3 Month Bill ETF, Series of The RBB Fund, Inc.
208.US Treasury 3 Year Note ETF, Series of The RBB Fund, Inc.
209.US Treasury 30 Year Bond ETF, Series of The RBB Fund, Inc.
210.US Treasury 5 Year Note ETF, Series of The RBB Fund, Inc.
211.US Treasury 6 Month Bill ETF, Series of The RBB Fund, Inc.
212.US Treasury 7 Year Note ETF, Series of The RBB Fund, Inc.
213.WPG Partners Select Hedged Fund, Series of The RBB Fund, Inc.
214.WPG Partners Select Small Cap Value Fund, Series of The RBB Fund, Inc.
215.WPG Partners Small Cap Value Diversified Fund, Series of The RBB Fund, Inc.
216.The RBB Fund Trust
217.RBC Funds Trust
218.Rockefeller Municipal Opportunities Fund
219.Series Portfolios Trust
220.Tax-Exempt Private Credit Fund, Inc.
221.Thompson IM Funds, Inc.
222.Tortoise Capital Series Trust
223.Bright Rock Mid Cap Growth Fund, Series of Trust for Professional Managers
224.Bright Rock Quality Large Cap Fund, Series of Trust for Professional Managers
225.CrossingBridge Low Duration High Income Fund, Series of Trust for Professional Managers
226.CrossingBridge Nordic High Income Bond Fund, Series of Trust for Professional Managers
227.CrossingBridge Responsible Credit Fund, Series of Trust for Professional Managers
228.CrossingBridge Ultra-Short Duration Fund, Series of Trust for Professional Managers
229.RiverPark Strategic Income Fund, Series of Trust for Professional Managers
230.Dearborn Partners Rising Dividend Fund, Series of Trust for Professional Managers
231.Jensen Global Quality Growth Fund, Series of Trust for Professional Managers
232.Jensen Quality MidCap Fund, Series of Trust for Professional Managers
233.Rockefeller Climate Solutions Fund, Series of Trust for Professional Managers
234.Rockefeller US Small Cap Core Fund, Series of Trust for Professional Managers
235.USQ Core Real Estate Fund
236.Wall Street EWM Funds Trust
237.Wisconsin Capital Funds, Inc.

(b)    The following are the Officers and Manager of the Distributor, the Registrant’s underwriter. The Distributor’s main business address is Three Canal Plaza, Suite 100, Portland, Maine 04101.

Name	Address	Position with Underwriter	Position with Registrant
Teresa Cowan	Three Canal Plaza, Suite 100, Portland, ME 04101	President/Manager	None
Chris Lanza	Three Canal Plaza, Suite 100, Portland, ME 04101	Vice President	None
Kate Macchia	Three Canal Plaza, Suite 100, Portland, ME 04101	Vice President	None
Susan L. LaFond	Three Canal Plaza, Suite 100, Portland ME 04101	Vice President and Chief Compliance Officer and Treasurer	None
Kelly B. Whetstone	Three Canal Plaza, Suite 100, Portland, ME 04101	Secretary	None
Weston Sommers	Three Canal Plaza, Suite 100, Portland, ME 04101	Financial and Operations Principal and Chief Financial Officer	None

(c)    Not applicable.

Item 33. Location of Accounts and Records.

    The books and records required to be maintained by Section 31(a) of the Investment Company Act of 1940, as amended (the “1940 Act”), are maintained at the following locations:

Records Relating to:	Are located at:
Registrant’s Fund Administrator, Fund Accountant and Transfer Agent	U.S. Bancorp Fund Services, LLC 615 East Michigan Street, 3rd Floor Milwaukee, WI 53202
Registrant’s Custodian	U.S. Bank National Association Custody Operations 1555 North RiverCenter Drive, Suite 302 Milwaukee, WI 53212
Investment Adviser to the Funds	Scharf Investments, LLC 16450 Los Gatos Boulevard, Suite 207 Los Gatos, CA 95032
Investment Sub-Adviser to Scharf Guardian Kat ETF and Scharf Guardian Kat Global ETF	Tidal Investments LLC 234 West Florida Street, Suite 203 Milwaukee, Wisconsin 53204
Registrant’s Distributor	Quasar Distributors, LLC Three Canal Plaza, Suite 100 Portland, ME 04101

Item 34. Management Services Not Discussed in Parts A and B.

    Not Applicable.

Item 35. Undertakings.

    Not Applicable.

SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933 and the Investment Company Act of 1940, the Registrant certifies that it meets all of the requirements for effectiveness of this Registration Statement under Rule 485(b) under the Securities Act of 1933 and has duly caused this Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Milwaukee and State of Wisconsin, on May 8, 2025.

Advisors Series Trust

By: /s/ Jeffrey T. Rauman
Jeffrey T. Rauman
President, Chief Executive Officer and Principal Executive Officer

    Pursuant to the requirements of the Securities Act, this Amendment has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

David G. Mertens*	Trustee	May 8, 2025
David G. Mertens

Joe D. Redwine*	Trustee	May 8, 2025
Joe D. Redwine

Michele Rackey*	Trustee	May 8, 2025
Michele Rackey

Anne W. Kritzmire*	Trustee	May 8, 2025
Anne W. Kritzmire

Craig B. Wainscott*	Trustee	May 8, 2025
Craig B. Wainscott

/s/ Kevin Hayden	Treasurer, Vice President and	May 8, 2025
Kevin Hayden	Principal Financial Officer

/s/ Jeffrey T. Rauman	President, Chief Executive Officer	May 8, 2025
Jeffrey T. Rauman	and Principal Executive Officer

*By: /s/ Jeffrey T. Rauman
Jeffrey T. Rauman Attorney-In Fact pursuant to Power of Attorney

EXHIBIT INDEX

Exhibit	Exhibit Number
Consent of Independent Registered Public Accounting Firm relating to the special purpose schedules of investments and related notes of the separately managed account advised by Scharf Investments, LLC	EX-99.j.iv